Exhibit 99.3

                         CONFIDENTIALITY AGREEMENT


     This Confidentiality Agreement (the "Agreement") is dated as of July 2nd, 1997, by and between Western Farms, L.P., a California limited partnership ("Western Farms") and United States Filter Corporation, a Delaware corporation ("US Filter"). Western Farms and US Filter are sometimes herein collectively referred to as the "Parties" and each, a "Party". In its capacity as a Party receiving Confidential Information, as that term is hereinafter defined, a Party may be referred to herein as a "Receiving Party"; in its capacity as a Party disclosing Confidential Information, a Party may be referred to herein as a "Disclosing Party".

     1. Confidential Information, Representatives. The Parties are considering entering into a possible transaction whereby Western Farms may transfer certain water rights to US Filter in exchange for consideration, which may include securities of US Filter (the "Transaction"), and in order to assist the other Party in evaluating the possible Transaction, each Party is prepared to make available to the other Party certain confidential, non-public or proprietary information concerning its business, operations and assets (the "Confidential Information"). As a condition to the Confidential Information being furnished by each Party to the other Party and its directors, officers, employees, agents, affiliates, attorneys, accountants, and advisors (collectively, "Representatives"), each Party agrees to treat the Confidential Information provided to it by the other Party in accordance with the provisions of this Agreement and to take or abstain from taking certain other actions hereinafter set forth.

     2. Excluded Information. The Confidential Information shall not include information that (i) is or becomes publicly available other than as a result of acts by the Receiving Party in breach of this Agreement, (ii) is in the Receiving Party's possession prior to disclosure by the Disclosing Party or is independently derived by the Receiving Party without the aid, application or use of the Confidential Information, (iii) is disclosed to the Receiving Party by a third party on a non-confidential basis, or (iv) the Receiving Party is advised by counsel is required to be disclosed by law.

     3. Non-Disclosure of Confidential Information. The Receiving Party and its Representatives shall use the Confidential Information provided to it by the Disclosing Party solely for the purpose of evaluating a possible Transaction. The Receiving Party shall keep the Confidential Information provided to it by the Disclosing Party confidential and shall not disclose any of the Confidential Information in any manner whatsoever; provided, however, that (i) the Receiving Party may make any disclosure of information contained in the Confidential Information provided to it by the Disclosing Party to which the Disclosing Party gives its prior written consent, and (ii) any information contained in the Confidential Information provided by the Disclosing Party may be disclosed to the Receiving Party's Representatives who need to know such information for the purpose of evaluating a possible Transaction and who agree to keep such information confidential. Each Party shall be responsible for any breach of this Agreement by any of its Representatives.

     4. Non-Disclosure of Existence of Negotiations. Without the prior written consent of the other Party, or except as a Party is advised by its counsel is required by law, neither Party nor any of its Representatives shall (i) disclose to any other person that it has received Confidential Information from the other Party, or (ii) disclose to any person that discussions or negotiations are taking place between the Parties concerning a possible Transaction, including the status of such discussions or negotiations.

     5. Return of Confidential Information. Promptly upon the written request of the Disclosing Party, the Receiving Party shall return all copies of the Confidential Information provided by the Disclosing Party to such Disclosing Party, and all notes, studies, reports, memoranda and other documents prepared by the Receiving Party or its Representatives that contain or reflect the Confidential Information shall be destroyed; provided, however, that the Receiving Party may retain one archival copy of the Confidential Information for its legal records.

     6. Subpoena or Court Order. In the event that a Party or anyone to whom it discloses the Confidential Information provided to it by the Disclosing Party receives a request to disclose all or any part of the Confidential Information provided to it by the Disclosing Party under the terms of a subpoena or other order issued by a court of competent jurisdiction or by another governmental agency, such Party shall (i) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such a request, (ii) consult with the Disclosing Party on the advisability of taking steps to resist or narrow such request,
(iii) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as such Party is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment will be afforded to such portion of the Confidential Information that is required to be disclosed.

     7. Disclaimer of Warranty. None of the Parties or their Representatives have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information provided to the other Party. The Parties and their Representatives shall have no liability to each other resulting from a Party's use of the Confidential Information, except as may be expressly set forth in a definitive written agreement between the Parties with respect to a Transaction, in accordance with the terms thereof.

     8. Definitive Agreement. Unless and until a definitive written agreement between the Parties with respect to a Transaction has been executed and delivered, neither Party shall be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any other written or oral expression by either of them or their Representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

     9. Employees and Officers of the Parties. For a period of two years from the date of this Agreement, without the other Party's prior written consent, neither Party shall knowingly solicit for employment or employ any of the officers or executives of the other Party.

     10. Certain Obligations of Western Farms. Western Farms will not, for a period of twelve months from the date of this Agreement, acquire in open market transactions any shares of common stock of US Filter and neither party will participate in or make, directly or indirectly, any solicitation or seek a proxy to vote or seek to advise or influence any person with respect to the voting of any voting securities of US Filter.

     11. Certain Permitted Arbitrage Trading. Notwithstanding anything to the contrary contained herein, McVeigh & Co., L.P., for its own account or for its client accounts (which may include affiliates or associates of Western Farms), is permitted to engage in arbitrage and related trading in the equity and debt securities of US Filter in the ordinary course of business, provided that no Confidential Information has been disclosed to any person directing such trading or executing any order with respect thereto.

     12. Remedies. Each Party acknowledges that in the event of any breach of this Agreement, the other Party could not be made whole by monetary damages. Accordingly, each Party, in addition to any other remedy to which it may be entitled in law or in equity, shall be entitled to an injunction to prevent breaches of this Agreement, and to an order compelling specific performance of this Agreement. A breaching party shall reimburse the other Party for all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the other Party in the event it successfully enforces the obligations of the breaching Party or its Representatives hereunder.

     13. Entire Agreement. This Agreement represents the entire understanding and agreement of the Parties hereto with respect to the matters contained herein, and may be modified or waived only by a separate writing executed by both Parties hereto, expressly so modifying or waiving this Agreement.

     14. No Waiver. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the laws of conflict of laws.

     16. Captions. The Captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument. It is not necessary that each party to this Agreement execute the same counterpart, so long as identical counterparts are executed by all parties to this Agreement.

     18. Term. This Agreement shall expire three years from the date hereof.

     IN WITNESS WHEREOF, THIS AGREEMENT is executed and delivered effective as of the date first written above.



WESTERN FARMS, L.P.                     UNITED STATES FILTER
a California limited partnership        CORPORATION
                                        a Delaware corporation
By: Western Farm & Cattle Company
      its general partner               By: /s/ Damian Georgino

By:  /s/ Clive Bode                     Title: Senior Vice President

Title: Vice President